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                                                                  EXHIBIT 10(XV)

                            TAX ALLOCATION AGREEMENT

     This AGREEMENT, dated as of November __, 1997, by and between BRASS EAGLE INC. ("Brass Eagle"), a Delaware corporation, and NEW DAISY MANUFACTURING COMPANY ("New Daisy"), a Delaware corporation.

     WHEREAS, prior to the consummation of the reorganization effected in contemplation of the initial public offering of capital stock of Brass Eagle (the "Reorganization"), Brass Eagle and New Daisy operated as separate operating divisions of the same corporation; and

     WHEREAS, in contemplation of the Reorganization, New Daisy was incorporated and capitalized as a wholly owned subsidiary of Brass Eagle; and

     WHEREAS, pursuant to the Reorganization, Brass Eagle is transferring to New Daisy and New Daisy is assuming from Brass Eagle, all of Brass Eagle's nonpaintball related assets, operations, liabilities and obligations (the "Drop"); and

      WHEREAS, New Daisy and Brass Eagle will become members of an "affiliated group" as defined in (S)1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and will file a consolidated United States Federal income tax return with respect to the current taxable year; and

     WHEREAS, pursuant to the Reorganization and following the Drop, Brass Eagle is making a distribution to its stockholders of all of the issued and outstanding shares of the common stock of New Daisy in a reorganization structured in accordance with (S) 355 of the Code; and

     WHEREAS, it is the intent and desire of the parties hereto that a method be established for allocating the Federal and state tax liabilities between New Daisy and Brass Eagle as separate divisions and as separate members of the affiliated group prior to the Reorganization, for reimbursing Brass Eagle for the payment of any tax liability attributable to New Daisy, for compensating any party for the use of its losses or tax credits, and to provide for the allocation and payment of any refund arising from a carryback of losses or tax credits from subsequent taxable years.

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

     1. Brass Eagle shall file a U.S. income tax return including the income or loss of New Daisy as a division and as a separate corporation through the effective date of the Reorganization. New Daisy shall execute and file such consents, elections and other documents that may be required or appropriate for the proper filing of such return. The items of income, deduction, credit and losses of New Daisy from and after the effective date of the Reorganization shall be reported on a separate return filed by New Daisy. Thus, the parties will treat the taxable year of New Daisy as consisting of two short tax years, the first of which shall have begun on the first day of New Daisy's tax year and ending on the effective date of the Reorganization ("Pre-Reorganization Short Year"), and the second of which shall have begun on the day after the effective date of the Reorganization and end on the last day of New Daisy's taxable year.

     2. For each taxable period, Brass Eagle and New Daisy shall compute their separate Federal and state tax liabilities ("Separate Return Liability") as if each had filed separate tax returns. To the extent that there is taxable income and tax of New Daisy for the Pre-Reorganization Short Year, New Daisy shall

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reimburse and pay to Brass Eagle the amount of its separately computed tax liability attributable to such income included on Brass Eagle's consolidated return. Such Separate Return Liability shall be computed in a manner consistent with the principals of Reg. (S) 1.1502-33(d)(3) (using 100%) as if the New Daisy division had been a separate subsidiary for the entire taxable year.

     3. For purposes of computing New Daisy's Separate Return Liability for Federal and state tax purposes for the Pre-Reorganization Short Year, any gain or loss recognized by Brass Eagle in connection with the Drop shall be considered the gain of New Daisy.

     4. For purposes of computing the Separate Return Liabilities and consolidated tax liabilities of New Daisy and Brass Eagle no consideration will be given to alternative minimum taxes due for 1997.

     5. For purposes of computing the Separate Return Liabilities of New Daisy and Brass Eagle, all loss and credit carryovers from 1996 and prior years including but not limited to Federal net operating losses, state net operating losses, charitable contribution deduction carryovers and any credits shall be deemed to have been incurred by New Daisy. In addition, any loss incurred by New Daisy in the Pre-Reorganization Short Year and in excess of the consolidated net income for the full year shall be a loss of New Daisy.

     6. Payment of the tax liability for a taxable period in which Dairy and Brass Eagle file a consolidated return shall include the payment of estimated tax installment due for such taxable period and New Daisy shall pay and reimburse Brass Eagle for New Daisy's share of each payment within ten (10) days of receiving notice of such payment from Brass Eagle, but in no event later than the due date for each such estimated tax installment payment. Any overpayment of estimated tax attributable to the Pre-Reorganization Short Year taxable income of New Daisy shall be refunded to New Daisy.

     7. If New Daisy's Separate Return Liability for the Pre-Reorganization Short Year exceeds the consolidated tax liability of New Daisy and Brass Eagle for the Pre-Reorganization Short Year as a result of the use of any losses or tax credits of Brass Eagle then New Daisy shall pay to Brass Eagle such excess within ten (10) days after the filing of the Brass Eagle return for the calendar year.

     8. If Brass Eagle's Separate Return Liability for the entire year exceeds the consolidated tax liability for such year as a result of the use of any losses or tax credits of New Daisy, then Brass Eagle shall pay to New Daisy such excess within ten (10) days after the filing of the return for the calendar year.

     9. If, and to the extent, that any loss or credit allocable to New Daisy hereunder, including any tax deductions relating to options issued prior to the Reorganization to purchase stock of New Daisy, that arises with respect to any tax period through December 31, 2001, is carried back or forward by Brass Eagle and results in a reduction in Federal or state taxes payable by Brass Eagle, then Brass Eagle shall pay to New Daisy an amount equal to the difference between taxes computed without consideration of the carryback or carryforward and the taxes actually due and paid; provided, however, that the amount, if any, payable by Brass Eagle pursuant to this sentence shall be reduced by the tax required to be recognized by Brass Eagle with respect to the Drop. For this purpose, any utilization of the credit for alternative minimum taxes previously paid in 1996 and prior years shall be a credit for which payment is due New Daisy. The amount so computed shall be paid to New Daisy within ten (l0) days after the filing of the Brass Eagle return for the year in which the loss or credit is utilized. Notwithstanding the previous provision, no amount shall be payable pursuant to this provision as long as amounts are due Brass Eagle pursuant to Section 10 below. Other than as

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provided in this Section 9, no refund or reduction in tax liability arising from the carryback or carryover of any unused loss or tax credit allocable to Brass Eagle shall be paid to New Daisy. Any such benefit shall be retained by Brass Eagle and Brass Eagle shall have sole and absolute discretion in determining whether or not an election, where allowable, should be made not to carryback part or all of any separate or consolidated net operating loss or credit for any taxable year.

     10. Brass Eagle and New Daisy understand that it is Brass Eagle's intent to terminate its LIPO election effective January 1, 1997. To the extent the LIFO reserve is includable in income ("Section 481(a) adjustment") as a result of the termination then New Daisy shall pay to Brass Eagle the Federal and state taxes due as a result of the inclusion. For purpose of computing the amount due Brass Eagle, any Section 481(a) adjustment includable in Brass Eagle's consolidated return for the current taxable year shall be considered to be New Daisy's income for the Pre-Reorganization Short Year and shall be included in New Daisy's income for purposes of computing New Daisy's Separate Return Liability. To the extent any Section 481(a) adjustment is includable in Brass Eagle's income in any subsequent taxable year, the amount due from New Daisy shall be equal to the difference between the actual regular tax due and the regular tax liability computed on the income of Brass Eagle before inclusion of the Section 481(a) adjustment. To the extent taxable income when reduced by the Section 481(a) adjustment is negative, the recomputed tax liability of Brass Eagle shall be a refund amount computed by multiplying the negative income by the highest combined marginal Federal and state tax rates to which Brass Eagle could be subject in the year the calculation under this Section 10 is being made. Net operating loss carryforwards and credit carryforwards, but not carrybacks, if any, will be considered in computing the amount due from New Daisy. For this purpose, no consideration will be given to any alternative minimum tax nor to any credits for alternative minimum tax paid to the extent generated in years subsequent to 1996. The amount due Brass Eagle shall be paid by New Daisy within ten (10) days of the filing of the returns for Brass Eagle for the year in which the Section 481(a) adjustment is included in income.

     Notwithstanding provisions of Sections 9 and 10 to the contrary, if any amount is due to New Daisy by Brass Eagle pursuant to Section 9 above while any
Section 481(a) adjustment remains to be includable in the income of Brass Eagle and for which an amount will be due Brass Eagle, then no amount will be paid to either party by the other until the carryovers of losses and credits for which New Daisy is to be reimbursed have been fully absorbed by Brass Eagle.

     11. If Brass Eagle's tax liability is adjusted for the Pre-Reorganization Short Year or any prior taxable year, whether by means of an amended return, claim for refund or after tax audit by the Internal Revenue Service, the liability of each member shall be recomputed to give effect to such adjustments, and, in the case of a refund, Brass Eagle shall make payment to New Daisy for its proportionate share of the refund, if any, determined in the same manner as described in Paragraph 2 above, within ten (10) days after the refund is received by Brass Eagle. In the case of an increase in Brass Eagle's tax liability, New Daisy shall pay and/or reimburse Brass Eagle for its allocable share of such increased tax liability attributable to adjustments of New Daisy within ten (10) days after receiving notice of such liability from Brass Eagle.

     12. To the extent that any payment made hereunder results in the recognition of income by the receiving party with respect thereto, the amount of such payment shall be increased or "grossed up" by an amount necessary to take account of any Federal, state or local income taxes payable by such receiving party as a result of the receipt of such payment, such that the receiving party, after the imposition of any such tax and the payment of any such "gross up" amount, shall not incur any out-of-pocket expense with respect thereto.

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     13.  This Agreement shall be binding upon and inure to the benefit of any successor, whether by statutory merger, acquisition of substantially all of the assets or otherwise, to any of the parties hereto, to the same extent as if such successor had been an original party hereto.

     14. The parties agree to timely provide each other with that information, including, but not limited to, tax returns and workpapers necessary to verify the amounts due pursuant to this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first written above.

                                 BRASS EAGLE INC.

                                 By:
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                                        E. Lynn Scott, President


                                 DAISY MANUFACTURING COMPANY

                                 By:
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                                        Marvin Griffin, President

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